                                                                      EXHIBIT 12

                      Madison Gas and Electric Company
              Computation of Ratio of Earnings to Fixed Charges
                                S E C Method
                      For the years ended December 31,



                                            1993           1992           1991           1990           1989
                                            ----           ----           ----           ----           ----
    EARNINGS:
Income before interest expense:            $36,299        $37,243        $37,564        $36,227        $35,149

  Add / (deduct):
   Current federal and state income taxes,
   and investment tax credits - deferred    10,709         10,221         11,338          9,680          5,748

  Income taxes on other income -               499            588             96             61            388

  Deferred income taxes                      3,255          2,563          3,197          2,528          2,720

  Amortization of debt discount,
   premium and expense -                       121             73             82             83             84

  Interest component on rentals                638            765            923            921            877

  Allowance for funds used during
   construction -  borrowed                     49             29             52             83            484
  (equity portion included in income
    before interest)

                                           -------        -------        -------        -------        -------
TOTAL EARNINGS as defined                  $51,570        $51,482        $53,252        $49,583        $45,450
                                           =======        =======        =======        =======        =======


    FIXED CHARGES:

  Interest on Long Term Debt               $11,195        $13,249        $12,460        $12,688        $12,757

  Amortization of debt discount,
   premium and expense -                       121             73             82             83             84

  Other interest                               478            216            276          1,593          2,280

  Interest component on rentals                638            765            923            921            877

                                           -------        -------        -------        -------        -------
TOTAL FIXED CHARGES as defined             $12,432        $14,303        $13,741        $15,285        $15,998
                                           =======        =======        =======        =======        =======

RATIO OF EARNINGS TO
  FIXED CHARGES                               4.15x          3.60x         3.88x           3.24x         2.84x
                                           =======        =======        ======         =======        ======


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